EXHIBIT 17

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/27/26 to 3/11/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
2/26/2026	Sell	126,687	15.21
2/27/2026	Sell	79,819	15.16
3/2/2026	Sell	244,943	15.15
3/3/2026	Sell	174,550	14.92
3/4/2026	Sell	78,578	15.01
3/5/2026	Sell	126,171	14.79
3/6/2026	Sell	21,200	14.58
3/9/2026	Sell	26,597	14.47
3/10/2026	Sell	47,091	14.75
3/11/2026	Sell	54,395	14.67